UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2013

THE LGL GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-106	38-1799862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 Shader Road, Orlando, FL		32804
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code: (407) 298-2000

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On October 1, 2013, The LGL Group, Inc. (the "Company") entered into an offer letter with Michael J. Ferrantino, as described in Item 5.02 below (the "Ferrantino Offer Letter"), which description shall be incorporated into this Item 1.01. A copy of the Ferrantino Offer Letter is attached to this report as Exhibit 10.1 and incorporated herein by reference.

On October 4, 2013, The LGL Group, Inc. (the "Company") entered into a new employment agreement with Gregory P. Anderson (the "Anderson Employment Agreement") under which Mr. Anderson will continue to serve as the Company's President and Chief Executive Officer, effective as of November 2, 2013 (the "Effective Date"). Under the Anderson Employment Agreement, Mr. Anderson receives an annual base salary of $200,000 and is eligible to receive annual bonuses based upon the achievement of certain management objectives determined by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"). The term of the Anderson Employment Agreement is two years, starting on the Effective Date.

Pursuant to the Anderson Employment Agreement, if Mr. Anderson's employment is terminated by the Company for cause (as defined under the Anderson Employment Agreement) or by Mr. Anderson other than for good reason (as defined under the Anderson Employment Agreement), Mr. Anderson will receive his base salary through the date of termination. If Mr. Anderson's employment is terminated as a result of his death or disability, Mr. Anderson or his estate (as applicable) will receive his base salary through the date of termination and any earned but unpaid portion of his annual bonus. If Mr. Anderson's employment is terminated by the Company for reasons other than those stated above or by Mr. Anderson for good reason, or upon the expiration of the term of the Anderson Employment Agreement, Mr. Anderson will receive his base salary through the date of termination and $100,000 in severance payments ($50,000 payable in three equal monthly installments during the first three months after termination and the remaining $50,000 payable six months after termination), all of his unvested restricted shares of the Company's common stock will vest (50% to vest six months after termination and the remaining 50% to vest one year after termination), and a portion of his unvested stock options deemed by the Compensation Committee to have been earned prior to termination will vest (such determination to be made as soon as reasonably practicable after the third anniversary of the grant date of any such options).

The foregoing summary of the Anderson Employment Agreement is subject to, and qualified in its entirety by, the full text of the Anderson Employment Agreement attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 7, 2013, The LGL Group, Inc. (the "Company") announced that its Board of Directors appointed Michael J. Ferrantino to serve as the Company's Executive Vice Chairman and as the Executive Chairman of M-tron Industries, Inc., the Company's principal operating subsidiary. Previously, Mr. Ferrantino, age 70, served as the President and Chief Executive Officer of Valpey-Fisher Corporation from September 2002 until November 2009. From January 2002 until September 2002, Mr. Ferrantino served as the President of the Micro Networks Division of Integrated Circuit Systems, Inc. From prior to 2000 until January 2002, Mr. Ferrantino served as the President and Chief Executive Officer of Micro Networks Corporation, and from April 2000 to January 2002, he served as Chairman of the Board of Directors of Micro Networks Corporation. Currently, Mr. Ferrantino serves as the Chairman of the Board of Directors for  Spectra Analysis Instruments, Inc.

Mr. Ferrantino is employed by the Company on an "at will" basis and is to be paid a monthly draw of $12,000, or $144,000 annually (earned against the Annual Incentive Payments). In addition, he is eligible to receive annual incentive payments (the "Annual Incentive Payments") based on the increase in the economic value of the Company ("EV") over the prior fiscal year, starting with the fiscal year ending December 31, 2013. The total amount of the Annual Incentive Payments payable for any fiscal year shall be the greater of (x) $144,000 or (y) 3.0% of the increase in EV over the prior fiscal year; provided, however that such amount shall not exceed $1,000,000 for any fiscal year and the Annual Incentive Payments for the fiscal year ending December 31, 2013, shall be pro-rated based on the number of days remaining in the fiscal year following the commencement of his employment with the Company.

The foregoing summary of the Ferrantino Offer Letter is subject to, and qualified in its entirety by, the full text of the Ferrantino Offer Letter.

Item 8.01.                          Other Events.
On October 7, 2013, the Company issued a press release announcing the abovementioned appointment of Mr. Ferrantino and the Anderson Employment Agreement.  A copy of the press release is attached as Exhibit 99.1 hereto.
Item 9.01.                          Financial Statements and Exhibits.
(d)            Exhibits
Exhibit No.	Description
10.1	Offer of Employment Letter, effective as of October 1, 2013, by and between The LGL Group, Inc. and Michael J. Ferrantino.
10.2	Employment Agreement, effective as of November 2, 2013, by and between The LGL Group, Inc. and Greg Anderson.
99.1	Press release dated October 7, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 7, 2013	THE LGL GROUP, INC.

	By:	/s/ James L. Williams
		Name:	James L. Williams
		Title:	Corporate Controller